Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2011
FINANCIAL RESULTS

     MIAMI, FL, February 23, 2012 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the fourth quarter and year ended December 31, 2011.
For the year ended December 31, 2011, revenues were $1.133 billion, compared to $1.063 billion for 2010. The increase in revenues in 2011 was primarily due to increased unit sales of approximately 2.7% in 2011 compared to 2010 and increased prices in 2011. The Company recorded operating income of $143.3 million for 2011, compared to operating income of $111.3 million for 2010. Net income for 2011 was $75.0 million, or $0.93 per diluted common share, compared to net income of $54.1 million, or $0.67 per diluted common share, for 2010. The results for 2011 included pre-tax gains from the liquidation of long-term investments of $25.8 million, changes in the fair value of derivatives embedded within convertible debt of $8.0 million and the sales of townhomes of $3.8 million offset by a loss on extinguishment of debt of $1.2 million. Adjusting for these items, net income for the year ended December 31, 2011 was $53.3 million or $0.66 per diluted share. The results for 2010 included pre-tax charges of $16.2 million related to litigation judgment expense and another $3.0 million settlement charge and $11.5 million of pre-tax gains from changes in fair value of derivatives embedded within convertible debt. Adjusting for these items, the Company’s operating income for 2010 would have been $130.5 million and the Company’s net income for 2010 would have been $58.7 million, or $0.73 per diluted common share.
Fourth quarter 2011 revenues were $292.8 million, compared to fourth quarter 2010 revenues of $277.6 million. The increase in revenues in 2011 was primarily due to increased prices in 2011 as unit sales declined by 0.4%. The Company recorded operating income of $36.0 million in the 2011 fourth quarter, compared to operating income of $29.3 million in the fourth quarter of 2010. Net income for the 2011 fourth quarter was $7.8 million, or $0.10 per diluted common share, compared to net income of $12.0 million, or $0.15 per diluted common share, in the 2010 fourth quarter. The results for the three months ended December 31, 2011 included pre-tax charges from changes in the fair value of derivatives embedded within convertible debt of $5.3 million. Adjusting for these items, net income for the three months ended December 31, 2011 was $11.1 million or $0.14 per diluted share. The results for the three months ended December 31, 2010 included a $1.8 million pre-tax settlement charge and $1.2 million of pre-tax charges from changes in fair value of derivatives embedded within convertible debt. Adjusting for these items, the Company’s operating income for the 2010 fourth quarter would have been $31.1 million and the Company’s net income for the 2010 fourth quarter would have been $13.9 million, or $0.17 per diluted common share.
For the three months and year ended December 31, 2011, the Company’s tobacco segment had revenues of $292.8 million and $1.133 billion, respectively, compared to $277.6 million and $1.063 billion for the three months and full year ended December 31, 2010, respectively. Operating income was $43.1 million and $164.6 million for the three and twelve months ended December 31, 2011, compared to $33.7 million and $130.2 million for the three and twelve months ended December 31, 2010, respectively. Adjusting for the litigation judgment and settlement charges, operating income for the three and twelve months ended December 31, 2010 was $35.5 million and $149.3 million, respectively.
     Conference Call to Discuss Fourth Quarter and Full Year 2011 Results
As previously announced, the Company will host a conference call and webcast on Friday, February 24, 2012 at 11:00 A.M. (ET) to discuss fourth quarter and full year 2011 results. Investors can access the call by dialing 800-859-8150 and entering 96930932 as the conference ID number. The call will also be available via live webcast at www.investorcalendar.com.

A replay of the call will be available shortly after the call ends on February 24, 2012 through March 9, 2012. To access the replay, dial 877-656-8905 and enter 96930932 as the conference ID number. The archived webcast will also be available at www.investorcalendar.com for 30 days.
Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)

	Three Months ended December 31,		Twelve Months ended December 31,
	2011	2010	2011	2010
Revenues*	$292,827	$277,618	$1,133,380	$1,063,289
Expenses:
Cost of goods sold*	228,770	225,041	892,883	845,106
Operating, selling, administrative and general expenses	28,034	21,435	97,176	90,709
Litigation judgment expense	—	1,800	—	16,161
Operating income	36,023	29,342	143,321	111,313
Other income (expenses):
Interest expense	(25,275)	(23,010)	(100,706)	(84,096)
Changes in fair value of derivatives embedded within convertible debt	(5,264)	(1,211)	7,984	11,524
Loss on extinguishment of debt	—	—	(1,217)	—
Gain on liquidation of long-term investments	—	—	25,832	—
Equity (loss) income on long-term investments	231	(845)	(859)	1,489
Gain on sales of investment securities available for sale	2,699	8,050	23,257	19,869
Equity income from non-consolidated real estate businesses	2,369	5,125	19,966	23,963
Gain on townhomes	121	—	3,843	—
Other, net	1,385	1,121	1,736	1,508
Income before provision for income taxes	12,289	18,572	123,157	85,570
Income tax expense	(4,492)	(6,556)	(48,137)	(31,486)
Net income	$7,797	$12,016	$75,020	$54,084
Per basic common share:
Net income applicable to common shares	$0.10	$0.16	$0.93	$0.68
Per diluted common share:
Net income applicable to common shares	$0.10	$0.15	$0.93	$0.67
Cash distributions declared per share	$0.40	$0.38	$1.54	$1.47

*	Revenues and cost of goods sold include federal excise taxes of $140,924, $141,505, $552,965 and $538,328, respectively.